Exhibit 10.7

                               SHARED ASSETS AREA

                               OPERATING AGREEMENT

                                       FOR

                                     DETROIT


                            Dated as of June 1, 1999


                                  By and Among


                         CONSOLIDATED RAIL CORPORATION,

                          CSX TRANSPORTATION, INC. and

                        NORFOLK SOUTHERN RAILWAY COMPANY

















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                                TABLE OF CONTENTS


                                                                           Page

Section 1.  Definitions.......................................................1

        (a)    AAR............................................................1

        (b)    Accounting Plan................................................1

        (c)    Action.........................................................2

        (d)    Adjacent Improvements..........................................2

        (e)    Bill...........................................................2

        (f)    Billing Month..................................................2

        (g)    Board of Managers..............................................2

        (h)    Budgeted Capital Expenditures..................................2

        (i)    Capital Expenditure Budget.....................................2

        (j)    Capital Expenditure Statement..................................2

        (k)    CRC Administrative Office......................................2

        (l)    CRC Board......................................................2

        (m)    CRC Train......................................................2

        (n)    CRC Train Usage Percentage.....................................2

        (o)    CSX............................................................3

        (p)    CSXT Operating Agreement.......................................3

        (q)    Damage(s)......................................................3

        (r)    Dispute Letter.................................................3

                                                                           Page

        (s)    Excluded Taxes.................................................3

        (t)    Expense Statement..............................................3

        (u)    GAAP...........................................................3

        (v)    General Manager................................................3

        (w)    Governmental Entity............................................3

        (x)    Interest Rental................................................3

        (y)    Jointly-Operated Facility......................................4

        (z)    Lesser Insured Operator........................................4

        (aa)   Liabilities....................................................4

        (bb)   Nonseverable Improvement.......................................4

        (cc)   NSC............................................................4

        (dd)   NSR Operating Agreement........................................4

        (ee)   NYC............................................................4

        (ff)   Operating Budget...............................................4

        (gg)   Operating Plan.................................................5

        (hh)   Operator.......................................................5

        (ii)   Operator Consequential Damages.................................5

        (jj)   Operator's Expense Percentage..................................5

        (kk)   Operator's Facility............................................5

        (ll)   Operator Train.................................................5

                                                                           Page

        (mm)   Person.........................................................5

        (nn)   Program Maintenance............................................5

        (oo)   Program Maintenance Proposal...................................5

        (pp)   PRR............................................................5

        (qq)   Railcar........................................................6
 .
        (rr)   Reimbursable Expenses..........................................6

        (ss)   Renewal Term...................................................6

        (tt)   RoadRailer(R)..................................................6

        (uu)   Routine Maintenance............................................6

        (vv)   Severable Improvement..........................................6

        (ww)   Shared Asset Value.............................................6

        (xx)   Shared Assets..................................................6

        (yy)   Shared Assets Area.............................................7

        (zz)   STB............................................................7

        (aaa)  Switching and Yard Services....................................7

        (bbb)  Tax or Taxes...................................................7

        (ccc)  Temporary Services.............................................7

        (ddd)  Tier One Damages...............................................7

        (eee)  Tier Two Damages...............................................7

        (fff)  Total Train Usage Percentage...................................8

                                                                           Page

        (ggg)  Transaction Agreement..........................................8

        (hhh)  Usage Statement................................................8

        (iii)  USOA...........................................................8

        (jjj)  Valuation Date.................................................8

        (kkk)  Zone...........................................................8

Section 2.  Management........................................................8

        (a)    CRC Board......................................................8

        (b)    General Manager................................................9

        (c)    Employees.....................................................10

        (d)    CRC Responsibilities..........................................10

        (e)    Impartiality..................................................10

        (f)    Independent Contractors.......................................10

Section 3.  Operations.......................................................10

        (a)    Operator's Rights.............................................10

        (b)    Use...........................................................11

        (c)    Grant of Rights...............................................11

        (d)    Switching and Yard Services...................................12

        (e)    Operating Protocols...........................................12

        (f)    Freight Traffic to Remain in Account of Each Operator.........12

        (g)    Rates, Routes and Divisions...................................13

                                                                            Page

        (h)    Shipper Bills.................................................13

        (i)    Service Responsibility........................................13

        (j)    Dispatching...................................................13

        (k)    Railcar Weighing..............................................14

        (l)    Freight Claims................................................14

        (m)    Freight Car Repairs...........................................14

        (n)    Train Services................................................15

        (o)    Wrecking Service..............................................15

        (p)    Admission of Third Parties....................................15

Section 4.  Equipment and Properties.........................................15

        (a)    Procurement...................................................15

        (b)    Contribution of Locomotives by Operators......................15

        (c)    Locomotive Service and Repair.................................16

Section 5.  Maintenance......................................................16

        (a)    Routine Maintenance...........................................16

        (b)    CRC Program Maintenance.......................................17

        (c)    Maintenance Standards.........................................17

Section 6.  Capital Improvements.............................................18

        (a)    Proposed Projects.............................................18

        (b)    CRC Board Approved Projects...................................18

                                                                           Page

        (c)    Nonseverable Improvement Projects.............................18

        (d)    Severable Improvement Projects................................18

        (e)    Capital Improvements as Shared Assets.........................19

        (f)    Title to Severable Improvements...............................19

        (g)    Noninterference...............................................19

        (h)    Switch Connections............................................20

        (i)    Adjacent Improvements.........................................20

        (j)    Operator's Facilities.........................................20

Section 7.  Accounting.......................................................21

        (a)    Books of Record and Account...................................21

        (b)    Financial Statements..........................................21

Section 8.  Costs and Budgets................................................21

        (a)    CRC Costs.....................................................21

        (b)    Employee Cost Reimbursement...................................21

        (c)    Capital Expenditure Budget....................................21

        (d)    Operating Budget..............................................22

Section 9.  Cost Sharing.....................................................22

        (a)    Accounting Plan...............................................22

        (b)    Usage Statement...............................................24

        (c)    Expense Statement.............................................24

                                                                           Page

        (d)    Capital Expenditure Statement.................................24

        (e)    Bills.........................................................25

        (f)    Payment.......................................................25

        (g)    Disputed Bills................................................25

Section 10.  Access..........................................................26

Section 11.  Liability.......................................................26

        (a)    Operators' Sole Responsibility................................26

        (b)    Operators' Joint Responsibility...............................26

        (c)    CRC Responsibility - Allocation and Insurance.................27

        (d)    Process.......................................................28

        (e)    Indemnification...............................................28

        (f)    Specified Level Damages.......................................28

        (g)    Substance Abuse Exception.....................................30

        (h)    Transaction Agreement.........................................30

        (i)    Damages.......................................................30

Section 12.  No Partnership..................................................31

Section 13.  Arbitration.....................................................31

Section 14.  Term............................................................31

Section 15.  Force Majeure...................................................32

Section 16.  Entire Agreement................................................32

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                                                                           Page

Section 17.  Amendment and Waiver............................................32

Section 18.  Severability....................................................32

Section 19.  Remedies........................................................32

        (a)    Entitlement to Certain Remedies...............................32

        (b)    Preclusion of Certain Remedies................................33

Section 20.  Interpretation..................................................33

Section 21.  Headings........................................................33

Section 22.  Parties.........................................................33

Section 23.  Assignment......................................................33

        (a)    Limitation....................................................33

        (b)    Successor.....................................................33

Section 24.  Notices.........................................................34

Section 25.  Governing Law...................................................34

EXHIBIT A - Operating Protocols

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                               SHARED ASSETS AREA

                               OPERATING AGREEMENT

                                       FOR

                                     DETROIT


               This SHARED ASSETS AREA OPERATING AGREEMENT ("Agreement") dated as of June 1, 1999, is by and among Consolidated Rail Corporation ("CRC"), CSX Transportation, Inc. ("CSXT") and Norfolk Southern Railway Company ("NSR").

                              W I T N E S S E T H:

               WHEREAS,    all capitalized   terms in  this   Agreement have the
respective meanings set forth in Section 1; and

               WHEREAS, CSX owns all of the common stock of and controls CSXT, NSC owns all of the common stock of and controls NSR, and CSX and NSC jointly control CRC; and

               WHEREAS, CSXT, NSR and CRC desire that the Shared Assets shall be owned, operated and maintained by CRC and used by or for the exclusive benefit of CSXT and NSR, and that CSXT and NSR shall each have full and equal rights to use the Shared Assets to provide competitive railway freight transportation services to, from and between all places within the Shared Assets Area.

               NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, CRC, CSXT and NSR hereby agree as follows:

               Section 1   Definitions.   For    purposes of this Agreement, the
following terms have the following meanings:

               (a)  "AAR" means the Association of American Railroads.

               (b) "Accounting Plan" means the plan of accounting adopted pursuant to Section 9(a).

               (c) "Action" means any action, claim, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any Governmental Entity.

               (d) "Adjacent Improvement" means a capital improvement, such as a spur, which provides access to customers and local industries and which (i) is on property which is not part of the Shared Assets and (ii) will be directly (without intermediate connection to another railroad) attached to trackage included within the Shared Assets.

               (e) "Bill" means a bill delivered by CRC to an Operator pursuant to Section 9(e).

               (f)  "Billing   Month"   means  the  calendar   month  for  which
information is shown on a Usage Statement.

               (g) "Board of Managers" means any Board of Managers which may be appointed by the CRC Board pursuant to Section 2(a)(ii).

               (h) "Budgeted Capital Expenditures" means capital expenditures included on a Capital Expenditure Budget which has been approved by the CRC Board.

               (i)  "Capital   Expenditure   Budget"  means  a  written   budget
specifying proposed capital expenditures to be made by CRC with respect to Shared Assets for the periods of time specified in such budget, and the proposed sources of the capital required to make such expenditures.

               (j) "Capital Expenditure Statement" means a statement delivered by CRC pursuant to Section 9(d).

               (k) "CRC Administrative Office" means the administrative office of CRC located at Philadelphia, Pennsylvania, or at such other place designated by CRC in a notice it delivers to CSXT and NSR.

               (l) "CRC Board" means the Board of Directors of CRC.

               (m) "CRC Train" means a train operated by CRC and performing services pursuant to Sections 3(c) or (d).

               (n) "CRC Train Usage Percentage" means for an Operator for a particular time period and Zone, the percentage obtained by multiplying 100 by the quotient obtained by dividing (i) the total number of loaded and empty Railcars in the account of such Operator in CRC Trains, by (ii) the total number of loaded and empty Railcars in the accounts of both Operators in CRC Trains, during such time period in such Zone.

               (o) "CSX" means CSX Corporation.

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               (p) "CSXT Operating Agreement" means the agreement, dated June 1,
1999, between CSXT and NYC providing for the use, operation and maintenance by CSXT of certain assets owned or leased by NYC.

               (q) "Damage(s)" means all assessments,  fines,  losses,  damages, liabilities, and costs and expenses related thereto, including, without limitation, interest, penalties and attorneys' and consultants' fees and also expressly including, without limitation, all liabilities arising after the effective date hereof under the Federal Employers Liability Act, as amended, and environmental laws.

               (r) "Dispute Letter" means a letter delivered by an Operator pursuant to Section 9(g)(i).

               (s) "Excluded Taxes" means: (A) all Taxes based, in whole or in part, on net income or gross income (including, without limitation, any minimum tax) of CRC or which are in substitution for, or relieve CRC from, any Tax based upon or measured by CRC's net income or gross income, together with any interest, penalties, additions to tax or additional amounts that may become payable in respect thereof; (B) business and occupation taxes, and gross receipts taxes (unless in the nature of a sales tax) of CRC and Taxes based upon the equity interests of CRC; and (C) interest, fines and penalties to the extent due to the acts or omissions of CRC in connection with such Excluded Taxes.

               (t) "Expense Statement" means a statement delivered by CRC pursuant to Section 9(c).

               (u)  "GAAP" at   any time  means  generally   accepted accounting
principles in effect at such time.

               (v) "General Manager" means the chief executive officer of CRC.

               (w) "Governmental Entity" means any federal, state, local or foreign court, administrative agency or commission or other governmental or regulatory authority or commission or any arbitration tribunal.

               (x) "Interest Rental" means an amount representing a fair periodic return on the Shared Asset Value as of the most recent preceding Valuation Date as determined by such appraiser as CSXT and NSR may select. The Interest Rental for the first six years of this Agreement shall be as follows:

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               June 1, 1999  through  May 31,  2000 -- $6  million  June 1, 2000 through May 31, 2001 -- $7 million June 1, 2001 through May 31, 2002 -- $7 million June 1, 2002 through May 31, 2003 -- $8 million June 1, 2003 through May 31, 2004 -- $8 million June 1, 2004 through May 31, 2005 -- $9 million

               (y) "Jointly-Operated Facility" means a facility or yard which is operated by or for a rail carrier and one or more other rail carriers.

               (z) "Lesser Insured Operator" means the Operator which has the lesser (as between the Operators) amount of available insurance benefits as specified in Section 11(f)(i)(A.1)(2).

               (aa)  "Liabilities"  means  any and all  debts,  liabilities  and obligations of any kind whatsoever, whether or not accrued, contingent or reflected on a balance sheet, known or unknown, absolute, determined, determinable or otherwise, including, without limitation, those arising under any law, rule, regulation, action, order or consent decree of any Governmental Entity or any judgment in any Action of any kind or award of any arbitrator of any kind and those arising under any contract.

               (bb) "Nonseverable Improvement" means a capital improvement which is integral to the operation of the Shared Assets and is not readily removable.

               (cc)   "NSC" means Norfolk Southern Corporation.

               (dd) "NSR Operating Agreement" means the agreement, dated June 1, 1999, between NSR and PRR providing for the use, operation and maintenance by NSR of certain assets owned or leased by PRR.

               (ee) "NYC" means New York Central Lines LLC, a Delaware limited liability company.

               (ff) "Operating Budget" means a written budget specifying estimated operating revenues and expenses and working capital requirements of CRC with respect to the Shared Assets for the periods of time specified in such budget.

               (gg) "Operating Plan" means the plan for road train and local train schedules and classifications and related operating protocols for the Shared Assets Area as may be agreed to, and modified from time to time, by CRC, CSXT and NSR.

               (hh)   "Operator" means either CSXT or NSR.

               (ii)  "Operator   Consequential   Damages"  means  consequential,
indirect, incidental or other similar damage, injury or loss to an Operator.

               (jj) "Operator's Expense Percentage" means for an Operator the percentage obtained by multiplying 100 by the quotient obtained by dividing (i) the total Reimbursable Expenses (except for Interest Rental, Taxes, insurance costs and any other CRC expenses not apportioned between the Operators on a usage basis) payable by such Operator for a particular period, by (ii) the total Reimbursable Expenses (except for Interest Rental, Taxes, insurance costs and any other CRC expenses not apportioned between the Operators on a usage basis) payable by both Operators for such period.

               (kk) "Operator's Facility" means a present, expanded or new facility or yard which is owned or controlled exclusively by an Operator.

               (ll) "Operator Train" means a train operated by an Operator and performing services in accordance with Sections 3(a) and 3(c).

               (mm) "Person"  means any  individual,  corporation,  association,
partnership  (general  or  limited),   joint  venture,  trust,  estate,  limited
liability company or other legal entity or organization.

               (nn) "Program Maintenance" means scheduled renewal of track, signals, structures and other fixed facilities performed by system or production gangs assembled to accomplish a specific task or tasks.

               (oo) "Program Maintenance Proposal" means a written proposal prepared by CRC, CSXT or NSR which describes specific Program Maintenance which the preparer of such proposal believes is necessary or desirable to maintain the Shared Assets in a safe operating condition to permit or facilitate (i) the performance by CRC of its services pursuant to this Agreement, or (ii) the use of Shared Assets by the Operators, and which specifies a budget for such Program Maintenance.

               (pp) "PRR" means Pennsylvania Lines LLC, a Delaware limited liability company.

               (qq) "Railcar" means, except as otherwise provided in the Accounting Plan, each railroad freight car, locomotive, caboose or other equipment (including RoadRailer(R) or comparable bimodal freight hauling equipment in the account of either Operator) furnished in substitution of railroad equipment, loaded or empty, which an Operator originates, terminates, switches or moves on or overhead to any Shared Assets, except that (i) a single standard flat car not exceeding 96 feet in length (excluding articulated flat cars) shall count as a single Railcar, (ii) freight rail cars consisting of articulated units bearing AAR Car Type Codes "Q" and "S" shall count as multiple Railcars based on the second (numeric) digit of the Car Type Code for such articulated units (by way of example, a car consisting of AAR Car Type Code "S566" would be counted as five Railcars) (or corresponding car type codes and digits if the AAR Car Type Codes should be modified at any time during the term of this Agreement), and (iii) a single unit of RoadRailer(R) equipment (or comparable bimodal freight hauling equipment in the account of either Operator) shall count as one-half (1/2) of a Railcar.

               (rr) "Reimbursable Expenses" means the expenses shown on an Expense Statement, minus the revenues, if any, shown on such Expense Statement.

               (ss) "Renewal Term" means the term of extension of this Agreement under Section 14.

               (tt) "RoadRailer(R)" means bimodal freight hauling equipment manufactured by or under license from "RoadRailer(R)", a division of Wabash National Corporation, and capable of movement over the highway when pulled by a tractor and on the rails using locomotive power.

               (uu) "Routine Maintenance" means day-to-day repairs to track, signals, structures and other fixed facilities that are not part of Program Maintenance.

               (vv) "Severable Improvement" means a capital improvement which is not a Nonseverable Improvement.

               (ww) "Shared Asset Value" means at any date the value of the Shared Assets, except leases and other contract rights granted by either Operator to CRC, as of the most recent preceding Valuation Date as determined by such appraiser as CSXT and NSR may select.

               (xx) "Shared Assets" means all tracks, lands, easements, rights of way, structures, facilities, appurtenances and rights related thereto, which CRC owns, leases or otherwise has the right to operate over (including those segments over which CRC or an Operator possesses operating rights pursuant to
Section 3(c)), and which are used for railway purposes in the Shared Assets Area, including the properties, rights, equipment, inventory and supplies, whether owned or leased, described or referred to in Item 3A of Schedule 1 (including Attachments I and II) of the Transaction Agreement, but excluding Operator's Facilities.

               (yy) "Shared Assets Area" means the geographical area comprising the Shared Assets and Operator Facilities and Jointly-Operated Facilities directly (without intermediate connection to another railroad) attached to trackage included within the Shared Assets, which is designated as the "Detroit" Shared Assets Area.

               (zz) "STB" means the Surface Transportation Board or, if there shall be no Surface Transportation Board, any federal agency which is charged with the function of approving combinations by rail carriers or persons controlling them, or of other arrangements between rail carriers, and granting exemptions from other laws with respect thereto or regulating other specific functions with respect to the context in which such term is employed or any successor entity thereof.

               (aaa)   "Switching  and  Yard  Services"  means  the  service  of
classifying and assembling trains for the account of an Operator in Jointly-Operated Facilities; movement of loaded or empty Railcars between yards and local industries; and switching trains and Railcars at yards, terminals and local industries.

               (bbb) "Tax" or "Taxes" means taxes of any kind, levies or other similar assessments, customs, duties, imposts, charges or fees, including, without limitation, income taxes, gross receipts, ad valorem, excise, real or personal property, sales, use, payroll, withholding, unemployment, transfer and gains taxes or other governmental taxes imposed by or payable to the United States, or any state, local or foreign government or subdivision thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to such Tax or Taxes.

               (ccc) "Temporary Services" means services provided by CSXT or NSR employees in the operation, maintenance or repair of any Shared Asset on an emergency basis with the prior approval of the General Manager or senior CRC employee who is directly responsible for the operation or maintenance of such Shared Asset.

               (ddd) "Tier One Damages" means those Damages defined as Tier One Damages in Section 11(f)(i)(A.1).

               (eee) "Tier Two Damages" means those Damages defined as Tier Two Damages in Section 11(f)(i)(B.1).

               (fff) "Total Train Usage Percentage" means for an Operator for a particular time period and Zone, the percentage obtained by multiplying 100 by the quotient obtained by dividing (i) the sum of the total number of loaded and empty Railcars in the account of such Operator in CRC Trains and the total number of loaded and empty Railcars in the account of such Operator in Operator

Trains, by (ii) the sum of the total number of loaded and empty Railcars in the accounts of both Operators in CRC Trains and the total number of loaded and empty Railcars in the accounts of both Operators in Operator Trains, during such period in such Zone.

               (ggg) "Transaction Agreement" means the Transaction Agreement dated as of June 10, 1997, among CSX, CSXT, NSC, NSR, Conrail Inc., CRC and CRR Holdings LLC.

               (hhh)  "Usage Statement"   means a   statement  delivered by  CRC
pursuant to Section 9(b).

               (iii) "USOA" means the uniform system of accounts prescribed for class I railroads by the STB or any successor federal agency that shall succeed to the functions of the STB in prescribing uniform systems of accounts for rail carriers; provided, that if there shall be no STB and no such federal agency, USOA shall mean such system of accounts as is generally maintained by rail carriers consistent with GAAP as applied in the rail industry.

               (jjj) "Valuation Date" means the date of this Agreement and thereafter the sixth (6th), twelfth (12th), eighteenth (18th) and twenty-fourth
(24th) anniversaries of the date of this Agreement and the first day of each Renewal Term.

               (kkk) "Zone" means a designated geographic section, or designated facilities, of the Shared Assets Area as established and described in the Accounting Plan.

               Section 2     Management.

               (a)    CRC Board.

                      (i)    The CRC Board shall manage the Shared Assets.

                      (ii) The CRC Board may appoint a Board of Managers, a committee, a CRC officer or other persons to have such duties and authority with respect to the Shared Assets as may be assigned to them from time to time by the CRC Board.

                      (iii) Any Board of Managers appointed by the CRC Board shall be comprised of an equal number of individuals (and their successors) nominated by CSXT and nominated by NSR.

                      (iv) The CRC Board shall remove from any Board of Managers (A) at the direction of CSXT, any person who was nominated by CSXT, and (B) at the direction of NSR, any person who was nominated by NSR.

               (b)    General Manager.

                      (i) The General Manager shall not at any time have been an employee of CSXT or NSR or any of their affiliates unless otherwise agreed to by both Operators, and shall be appointed by the CRC Board.

                      (ii) The General Manager shall manage and supervise the ownership, operation, maintenance and use of the Shared Assets in accordance with directives and policies of the CRC Board and this Agreement, subject to the authority of the CRC Board, and through such Shared Assets Area superintendents and other Shared Assets Area executives as are appointed by the General Manager with the approval of the CRC Board. The General Manager shall report to the CRC Board. The General Manager shall perform his or her responsibilities on an impartial and non-discriminatory basis as between CSXT and NSR.

                      (iii) The General Manager may be removed from office prior to the expiration of his or her term at any time by a majority of the CRC Board for any reason or for no reason. Upon the written request of CSXT or NSR to the CRC Board, the General Manager shall also be removed from office prior to the expiration of his or her term for serious misconduct, which shall mean conduct that would make it unreasonable to retain the General Manager, including but not limited to conduct such as: (A) violation of applicable alcohol or drug use policies, (B) fraud, (C) embezzlement or other act of dishonesty against CRC, CSXT or NSR or any of their customers or suppliers, (D) activities willfully undertaken by the General Manager which reflect adversely upon the reputation of CRC, CSXT or NSR, (E) refusal to perform or substantial neglect of the responsibilities assigned to the General Manager, (F) failure to perform his or her responsibilities on an impartial and non-discriminatory basis as between CSXT and NSR after 45 days' written notice from an Operator describing such failure, (G) any violation of any law or rule or regulation of any Governmental Entity which results in serious adverse consequences to CRC, CSXT or NSR, or
        (H) any material violation of any directive or policy of the CRC Board or any statutory or common law duty of loyalty to CRC. If a majority of the CRC Board in response to such a request of CSXT or NSR fails to direct the removal of the General Manager, the dispute may be submitted by either Operator for resolution by binding arbitration pursuant to
        Section 13, provided, however, that in any such arbitration to resolve a dispute under this Section 2(b)(iii), the hearing shall commence no later than 30 days following the appointment of the arbitrator and the award shall be rendered no later than 30 days following the completion of the hearing.

               (c) Employees. The General Manager and all persons who operate and maintain the Shared Assets shall be employees of CRC, except for CSXT or NSR employees who provide Temporary Services and employees of Operators or independent contractors which provide services pursuant to contracts or arrangements in accordance with Section 2(f).

               (d) CRC Responsibilities. CRC shall be responsible for safely and efficiently operating, controlling and managing the use of the Shared Assets, impartially as between CSXT and NSR in accordance with directives and policies of the CRC Board, and with responsible business practices which are consistent with those used by CSXT and NSR in the operation of their businesses, and are designed to achieve the lowest cost of the safe and efficient operation, use and maintenance of the Shared Assets.

               (e) Impartiality. CRC shall perform all of its obligations pursuant to this Agreement on an impartial and non-discriminatory basis as between CSXT and NSR, giving no preference to either of them in providing Switching and Yard Services, in the control of train dispatching over the Shared Assets, or in any other way whatsoever.

               (f) Independent Contractors. CRC may, at least to the extent it may do so immediately prior to the date of this Agreement, procure the use of equipment or facilities owned by independent contractors, or services provided by independent contractors (using their own employees), with respect to the operation, maintenance and use of Shared Assets, including, without limitation, accounting, computer and other administrative services, and the furnishing of equipment and mechanical services. For purposes of this Section 2(f), independent contractors may include CSXT or NSR.

               Section 3     Operations.

               (a) Operator's Rights. CRC hereby grants to each Operator full operating rights to operate its own trains (staffed by a road crew) and equipment, with its own crews and equipment and at its own expense, over any and all tracks included in the Shared Assets, and to use all of the Shared Assets in connection with the operation of such trains or equipment, for the following purposes:

                      (i) Movement by such Operator of trains (staffed by a road crew) through the Shared Assets Area between two geographical locations outside the Shared Assets Area;

                      (ii) Movement by such Operator of trains (staffed by a road crew) between a geographical location outside the Shared Assets Area and an Operator's Facility or a Jointly-Operated Facility which is within the Shared Assets Area;

                      (iii) Movement by such Operator of trains (staffed by a road crew) between a geographical location outside the Shared Assets Area and local industries which are within the Shared Assets Area;

                      (iv) Movement by such Operator of trains (staffed by a road crew) between Operator's Facilities or Jointly-Operated Facilities which are within the Shared Assets Area and local industries which are within the Shared Assets Area;

                      (v) Movement, handling, pick-up, set off, switching, transfer and interchange of Railcars, blocks of Railcars or trains (staffed by a road crew) to, from or at local industries, Operator's Facilities or Jointly-Operated Facilities, in connection with movements described in Sections 3(a)(i) through (iv), to the extent provided for in the Operating Plan agreed to and modified by the parties from time to time; and

                      (vi) such other purposes as may be agreed upon by CRC, CSXT and NSR.

               (b) Use. The crews of each train operated by an Operator on Shared Assets shall be qualified under and shall comply with applicable laws and regulations as well as the safety and operating rules of CRC.

               (c) Grant of Rights. Subject to reasonable compensation and other terms established in the Accounting Plan, and in each case for the purpose of Switching and Yard Services performed by CRC pursuant to Section 3(d) and movement of Operator Trains pursuant to Section 3(a):

                      (i) CSXT hereby grants to CRC and NSR overhead operating rights to operate CRC trains and NSR trains, respectively, with their own crews, over such CSXT line segments access to and use of which by CRC and NSR are necessary to effectuate the train operations and services contemplated by this Agreement.

                      (ii) NSR hereby grants to CRC and CSXT overhead operating rights to operate CRC trains and CSXT trains, with their own crews, over such NSR line segments access to and use of which by CRC and CSXT are necessary to effectuate the train operations and services contemplated by this Agreement.

When required by the CSXT Operating Agreement and the NSR Operating Agreement, CSXT and NSR have obtained the consent of NYC and PRR, respectively, for the grant of rights referred to in this Section 3(c). Notwithstanding any other provision of this Agreement, each rail line segment identified in this Section 3(c) shall be dispatched, maintained, operated and controlled by the Operator which granted the rights with respect to such segment, provided that such dispatching, maintenance, operation and control shall be performed on an impartial and non-discriminatory basis as between the Operators. Trains operated by an Operator pursuant to operating rights granted under this Section 3(c) shall be governed by and subject to the Operating Plan.

               (d)    Switching and Yard Services.

                      (i) At the request of and as agent for each Operator, CRC shall perform Switching and Yard Services required by such Operator within the Shared Assets Area, including without limitation any such services which such Operator may be responsible for performing or having performed for a shipper or other Person.

                      (ii) Except as otherwise provided in Section 3(a), and other than within an Operator's Facility, neither Operator shall with its own equipment or with its own crews perform any Switching and Yard Service within the Shared Assets Area for itself or for any other Person.

               (e) Operating Protocols. From time to time, NSR, CSXT and CRC may mutually establish Shared Assets Area Operating Plans, General Dispatching Guidelines, Car Movement Guidelines, Switching/Blocking Requirements and other operating protocols and rules concerning operations within the Shared Assets Area, for the purpose of assuring timely train operations, fluid movement of all railcars, equal and impartial handling of Operators' trains and railcars, minimization in the number of empty cars in the Shared Assets Area, and overall operating efficiency in the Shared Assets Area. The current Operating Protocols have been agreed upon by NSR, CSXT and CRC and are set forth as Exhibit A to this Agreement. The Operating Protocols may be modified only upon mutual agreement of all parties.

               (f) Freight Traffic To Remain in Account of Each Operator. Switching and Yard Services and other services performed by CRC for either Operator under this Agreement shall be performed as agent for, and for the account of, such Operator. All freight traffic and Railcars handled within the Shared Assets Area, including traffic and Railcars handled by CSXT or NSR pursuant to Sections 3(a) and 3(c), and traffic and Railcars handled by CRC pursuant to Sections 3(c) and 3(d), shall at all times remain in the waybill, car hire and revenue accounts of either CSXT or NSR.

               (g) Rates, Routes and Divisions. Each Operator shall have exclusive and independent authority to establish all rates, charges, service terms, routes and divisions, and to collect all freight revenues, relating to freight traffic transported for its account to, from and within the Shared Assets Area (except those Shared Assets Area line segments over which such Operator possesses only overhead operating rights pursuant to Section 3(c)). CRC shall not participate or appear in any rates, routes or divisions relating to any freight traffic whatsoever to, from and within the Shared Assets Area, and shall not be entitled to or responsible for any freight charges relating to such freight traffic. CRC shall not quote or establish any rate or service terms applicable to freight transportation services to, from and within the Shared Assets Area, enter into transportation contracts with any Person (other than an Operator) for freight transportation services to, from and within the Shared Assets Area, or undertake to perform any for-hire transportation services directly, in its own name or for its own account for any Person (other than an Operator). The transfer or exchange of freight traffic between CSXT and CRC, and between NSR and CRC, within the Shared Assets Area shall not constitute an interchange of freight traffic or freight rail cars for purposes of determining rates, routes, divisions or interline settlements relating to any such freight traffic.

               (h) Shipper Bills. Neither Operator shall inform the other or CRC of any rates or charges to shippers to which such Operator provides freight transportation services in the Shared Assets Area, and no copies of any shipper bill of lading or waybill shall be given by such Operator to the other or to CRC except to the extent that such documents are exchanged between rail carriers in the usual course of interline shipments and documenting.

               (i) Service Responsibility. Each Operator shall at all times be solely responsible for obtaining, supplying and routing Railcars other than locomotives, for all Railcar ownership costs (including per-diem charges and mileage allowances) and for providing service to its shippers within the Shared Assets Area pursuant to its transportation contracts or other prices with its shippers, including interline accounting, and all car hire and demurrage or detention charges associated with Railcars in its account within the Shared Assets Area.
               (j) Dispatching. CRC shall, from local locations or a location agreed upon by CSXT and NSR, control the dispatching, scheduling and movement of, and Switching and Yard Services for, all trains (including Operator Trains and CRC Trains) over the Shared Assets (other than Operator's Facilities, unless requested to do so by the Operator thereof) without any discrimination at any time in favor of or against either Operator, but in accordance with written policies and priorities for categories of freight, type of Railcar, size of train and train destinations established from time to time by the General Manager and approved by the CRC Board to achieve the maximum efficiency and lowest aggregate Shared Asset costs of CRC and the Operators, provided, however, that CSXT shall control the dispatching, scheduling, movement and Switching and Yard Services for all CRC Trains and Operator Trains over the following Shared Asset rail segments:

                      (A) the current CRC Lincoln Secondary between Carleton, MI and Hold Out Signal at Lincoln Yard;

and NSR shall control the dispatching, scheduling, movement and Switching and Yard Services for all CRC Trains and Operator Trains over the following Shared Asset rail segments:

                      (B)    the current   CRC Detroit Line  between Trenton, MI
and CP YD;

                      (C) the current CRC Junction Yard Secondary between CP YD and CP Townline, including New Wye Runner; and

                      (D)    the  current   CRC Lincoln  Running Track   between
Ecorse Jct. and the connection with NSR.

Dispatching, scheduling and movement of trains performed by either Operator under this Section 3(j) shall conform to the same standards of non-discrimination, written policies and priorities applicable to the control of such functions by CRC at other locations included within the Shared Assets Area.

               (k) Railcar Weighing. All Railcars for the account of an Operator which originate or terminate on Shared Assets and which require weighing shall be weighed by and at the expense of such Operator or its customer, and at no cost to CRC.

               (l) Freight Claims. The Operators shall agree among themselves on the most fair, practical and efficient arrangements for handling and administering freight loss and damage claims with the intent that (i) each Operator shall be responsible for losses occurring to lading either in its possession or in the possession of CRC for the account of such Operator, and
(ii) the Operators shall follow relevant AAR rules and formulas in providing for the allocation of losses which are either of undetermined origin or in Railcars handled in interline service by or for the account of both Operators.

               (m) Freight Car Repairs. If any Railcars are bad ordered while on the Shared Assets and must be set out from a CRC Train or Operator Train, CRC shall promptly return such Railcars to the Operator in whose account such Railcars reside in accordance with such Operator's instructions. CRC shall furnish, at such Operator's expense, required labor and material to perform, and shall perform, light repairs on such bad ordered Railcars as necessary to make such Railcars legal and safe for movement. CRC shall bill such Operator for the costs of such light repairs in accordance with the Field and Office Manuals of the AAR Interchange Rules in effect at the time such repairs are performed. CRC shall bill directly to and collect from the applicable Operator charges for repair items that, under the AAR Interchange Rules, are the responsibility of the Railcar owner and/or the handling line carriers. Each Operator may rebill charges for repair items that are the responsibility of the Railcar owner and/or the handling line carriers. If any such bad ordered Railcar cannot be made legal and safe for movement by the performance of light repairs, CRC shall, at such Operator's expense, arrange for appropriate removal of the affected Railcar in accordance with such Operator's instructions.

               (n) Train Services. Actual costs incurred by CRC to provide special services (other than services otherwise provided for in this Agreement) at the request of an Operator with respect to trains, locomotives and Railcars for the account of such Operator, shall be paid by such Operator to CRC, provided that the costs and terms of similar special services rendered to each Operator shall be without discrimination between Operators as to cost and terms, giving due allowance to any differences in the costs of providing such services.

               (o) Wrecking Service. Wrecking service or wrecking train service required in connection with services contemplated by this Agreement shall be provided by CRC (or its designee) as promptly as possible.

               (p) Admission of Third Parties. Notwithstanding any other provision in this Agreement, no party may permit any Person (other than a party hereto) to have access to, operate over or use any Shared Asset without the prior approval of all parties, which approval may be given or refused in the sole discretion of each party.

               Section 4     Equipment and Properties.

               (a) Procurement. CRC shall procure, operate and maintain all equipment, real property rights and improvements thereon which are reasonably required for (i) CRC to operate the Shared Assets, and (ii) the Operators to move trains over the Shared Assets, in each case in accordance with this Agreement.

               (b) Contribution of Locomotives by Operators. Upon reasonable request by the General Manager, the Operators shall furnish to CRC, through full-service lease or other mutually satisfactory arrangements, locomotives reasonably required by CRC for the performance of its obligations under this Agreement. The respective obligations of each Operator to furnish such locomotives shall be based, insofar as reasonably practicable, upon the Operator's CRC Train Usage Percentage during the calendar month preceding such request for the Shared Assets Area or Zone in which such locomotives are needed by CRC. It is the parties' intention that (i) the arrangements pursuant to which such locomotives are furnished by either Operator to CRC shall provide that heavy maintenance, repair and overhaul shall be the responsibility of such Operator, (ii) locomotives furnished by either Operator to CRC may, in order to permit maintenance, repair and overhaul of such locomotive units, be exchanged for other locomotive units furnished by such Operator, and (iii) the respective obligations of each Operator to furnish such locomotives upon request by the General Manager shall be adjusted on at least a monthly or more frequent basis.

               (c) Locomotive Service and Repairs. At the request of an Operator, CRC shall furnish required labor and material to perform, and shall perform, fueling and servicing of any Operator's locomotive, as well as light repairs on any Operator's locomotive as necessary to make such locomotive legal and safe for movement. CRC shall bill such Operator (or other owner of such locomotive) for the costs of such fueling, servicing and light repairs in accordance with industry practice in effect at the time such fueling, services or repairs are performed. If any such locomotive cannot be made safe for movement by the performance of light repairs, CRC shall, at the expense of such Operator (or other owner of such locomotive), arrange for appropriate removal of such locomotive in accordance with such Operator's instructions.

               Section 5     Maintenance.

               (a)    Routine Maintenance.

                      (i) CRC shall be responsible for Routine Maintenance when necessary or desirable to maintain the Shared Assets in a safe operating condition, and to permit and facilitate (A) the performance by CRC of its obligations pursuant to this Agreement, and (B) the use of Shared Assets by the Operators in accordance with this Agreement.

                      (ii) CSXT or NSR, directly or through their respective affiliates, may perform the work which CRC performed prior to the date of this Agreement when (A) CRC does not possess the skills needed for such work, (B) CRC lacks the necessary employees to do such work in a timely fashion, or (C) CRC does not possess the equipment needed to do such work. CRC and the party performing the work shall agree to a reasonable fee for such work prior to performance. CRC, CSXT and NSR may agree to have additional work performed either by CSXT, NSR or their affiliates.

               (b)    CRC Program Maintenance.

                      (i) The General Manager shall prepare and submit to the CRC Board a Program Maintenance plan concurrently with the submission of an Operating Budget and the Capital Expenditure Budget to the CRC Board.

                      (ii) Any of CRC, CSXT or NSR may at any time deliver a Program Maintenance Proposal to the other two of them and to the General Manager and each member of the CRC Board.

                      (iii) The CRC Board shall either (A) approve any or all of such Program Maintenance Proposals and plan with such changes as it deems appropriate, include the costs thereof in a pending or amended Capital Expenditure Budget, and direct the General Manager to cause the maintenance described in approved Program Maintenance Proposals or plan to be performed in accordance with Sections 5(b)(iv) and (v), or (B) disapprove any or all of such Program Maintenance Proposals or plan.

                      (iv) Program Maintenance shall be the responsibility of CSXT and NSR pursuant to contracts or arrangements with CRC, and CRC shall not perform Program Maintenance, except for Program Maintenance which can be provided by Persons other than CSXT or NSR at a lower cost to CRC than the CSXT or NSR cost thereof.

                      (v) CRC shall select, to perform each Program Maintenance project or program, the Operator which CRC reasonably determines will perform such project or program at the least cost to CRC consistent with safe and efficient operations, and taking into account scheduling considerations, based on written proposals submitted by each Operator.

               (c) Maintenance Standards. Unless otherwise authorized by the CRC Board, the General Manager shall prepare and submit to the CRC Board proposals (including the Program Maintenance plan submitted pursuant to Section 5(b)) for the performance of such Routine Maintenance and Program Maintenance as is reasonably necessary to keep and maintain the Shared Assets substantially in their condition as of the date of this Agreement. If the CRC Board fails either to approve or disapprove by majority vote any such proposal within 45 days after it was submitted to the CRC Board, the disagreement over the propriety or need for any of the Routine Maintenance or Program Maintenance included in such proposal may be submitted by either Operator for resolution by binding arbitration pursuant to Section 13.

               Section 6 Capital Improvements. Except as provided in Section 5, all capital improvements involving Shared Assets shall be governed by the following provisions:

               (a)  Proposed  Projects.  Either  Operator,  CRC or  the  General
Manager may propose to the CRC Board from time to time capital improvement projects. Each such project shall be reviewed by the CRC Board, which may approve or disapprove by majority vote, or fail to approve, such projects.

               (b) CRC Board Approved Projects. Each Operator shall be responsible for an equal share of the initial budgeted funding of each capital improvement project which has been approved by the CRC Board and is included in an approved Capital Expenditure Budget, except as provided in Section 6(c). A final accounting shall be made to adjust the initial budgeted funding to the actual project cost as specified in the Accounting Plan.

               (c)    Nonseverable Improvement Projects.

                      (i) At the written request of an Operator delivered to the other, each Operator shall, within 45 days of the delivery of such request, submit to an arbitrator in accordance with Section 13 a written proposal with respect to a Nonseverable Improvement project which was neither approved nor disapproved by majority vote by the CRC Board within 45 days after such project was proposed to the CRC Board (A) describing any changes which such Operator proposes be made to such project and specifying a schedule, budget and allocations between the Operators of initial capital costs of such Nonseverable Improvement, or
        (B) proposing that it not be made.

                      (ii)   The  arbitrator receiving the proposals referred to
        in Section 6(c)(i) (A) shall consider (1) the degree, if any, to which the construction, operation and use of such Nonseverable Improvement would impair or interfere with the use of Shared Assets by CRC or either Operator, or conflict with any pending capital improvements included in an approved Capital Expenditure Budget, and (2) the budget and allocations between the Operators of initial capital costs of such Nonseverable Improvement as proposed by each Operator, and (B) shall determine within 45 days of such receipt which of such proposals shall be implemented, or that such Nonseverable Improvement shall not be made, and the CRC Board shall approve any proposal which such arbitrator determines shall be implemented.

               (d)    Severable Improvement Projects.

                      (i) Each Operator shall have the unilateral right to construct and exclusively fund any Severable Improvement which was not approved by the CRC Board.

                      (ii) Each Severable Improvement funded exclusively by an Operator shall be used exclusively by that Operator, which shall be solely responsible for maintaining such Severable Improvement at its own expense, until such time that the other Operator gives written notice that it desires also to use such Severable Improvement, stating the amount which such other Operator is prepared to pay to the Operator which initially funded such Severable Improvement for the right to use such Severable Improvement.

                      (iii) If the Operators are unable to agree on the amount of such payment within 45 days after the notice referred to in Section 6(d)(ii) was given, then at the written request of an Operator delivered to the other after 45 days but before 60 days after such notice was given, each Operator shall, within 15 days of the delivery of such request, submit to an arbitrator in accordance with Section 13 a written statement setting forth the proposed payment by the second Operator, and the arbitrator shall within 45 days of such receipt determine which of such proposed amounts shall apply, which shall be binding on both Operators and paid promptly.

                      (iv) Such Severable Improvement shall become a Nonseverable Improvement at the time such second Operator pays the amount so determined and, thereafter, maintenance and other costs associated with the operation of such improvement shall be apportioned between the Operators as provided in this Agreement.

               (e) Capital Improvements as Shared Assets. Upon completion, all capital improvements approved by the CRC Board and all Nonseverable Improvements shall become part of the Shared Assets owned by CRC subject to all provisions of this Agreement, free and clear of all Operator liens.

               (f) Title to Severable Improvements. Each Operator shall retain title to all Severable Improvements exclusively funded by such Operator. At any time during the term of this Agreement, an Operator may remove (at its sole expense) any Severable Improvement which it exclusively funded, provided that such Operator has repaired (at its sole expense) any damage to a Shared Asset caused by such removal and has restored the related Shared Assets substantially to their condition at the time such Severable Improvements were made. In the event an Operator shall not have removed any Severable Improvement to which the Operator shall have title prior to the expiration or termination of this Agreement, title to such Severable Improvement shall vest in CRC, free and clear of all Operator liens, upon such expiration or termination.

               (g) Noninterference. The construction, operation and use of Severable Improvements by an Operator shall not impair or interfere with the use of Shared Assets by CRC or the other Operator, nor shall any Severable Improvement conflict with any pending capital improvements included in an approved Capital Expenditure Budget.

               (h) Switch Connections. CRC shall, upon the written request of one or both Operators, provide for switch and turnout connections from Shared Asset tracks to a private sidetrack owned by a shipper or other Person, if such request:

                       (i)   includes   the commitment of the  Operator or  both
Operators making such request, or

                      (ii) is accompanied by a written undertaking from such shipper or other Person,

in each case satisfactory to CRC, to pay to CRC all costs incurred from time to time by CRC to provide for such switch and turnout connections within 30 days after it delivers a bill for such costs to such Operator, Operators, shipper or other Person.

               (i)    Adjacent Improvements.

                      (i) In the event an Operator constructs, acquires or funds the cost of an Adjacent Improvement (whether or not such Adjacent Improvement is ultimately owned by such Operator), the other Operator shall be entitled to share usage of such Adjacent Improvement by giving written notice stating the amount which such other Operator is prepared to pay to the first Operator for such right. If the Operators are unable to agree on the amount of such payment within 45 days after such notice was given, then at the written request of an Operator delivered to the other after 45 days but before 60 days after such notice was given, the matter shall be submitted for resolution by binding arbitration pursuant to Section 13 and the provisions of Section 6(d)(iii) shall apply to determine the amount of such payment.

                      (ii) After the second Operator pays the amount so determined, if the first Operator owns or has a property interest in the Adjacent Improvement, the provisions of this Section 6 shall be applied as if such improvement were a Nonseverable Improvement. If a shipper or another Person unrelated to the first Operator owns such Adjacent Improvement, the second Operator shall be entitled to share fully the rights of the first Operator in connection with such Adjacent Improvement in consideration of the initial payment.

               (j)  Operator's  Facilities.  The  foregoing  provisions  of this
Section 6 shall not apply to any capital improvement (including, but not limited to, a transloading facility or automotive ramp) within an Operator's Facility.

               Section 7     Accounting.

               (a) Books of Record and Account. CRC shall keep proper books of record and account, in which full and correct entries shall be made of all CRC transactions, costs, expenses and revenues in accordance with GAAP and the USOA, as modified by the Accounting Plan. All expense and revenue transactions related to the Shared Assets Area shall be readily identifiable by distinct accounting codes.

               (b) Financial Statements. CRC shall deliver to each Operator (i) within 30 days after the end of each calendar month, a summary income statement and a summary balance sheet showing as of the last day of and for such calendar month, major categories of CRC revenue, expense, assets and liabilities, (ii) within 30 days after the last day of each CRC fiscal quarter, interim financial statements as of and for the fiscal quarter ended on such day, similar to statements described in Rule 10-01 of Regulation S-X under the Securities Exchange Act of 1934, as amended, as modified by the Accounting Plan, and (iii) within 30 days after the last day of each CRC fiscal year, statements of income and cash flow and a balance sheet as of and for the fiscal year ended on such day, prepared in accordance with GAAP and the USOA, as modified by the Accounting Plan.

               Section 8     Costs and Budgets.

               (a) CRC Costs.  CRC shall pay (and,  except for  Excluded  Taxes,
CSXT and NSR shall, pursuant to Section 9, reimburse CRC for) all of the costs and expenses to maintain its ownership of the Shared Assets and to operate and maintain the Shared Assets, including but not limited to all Taxes and assessments, licenses, permits and any other governmental authorizations required to own, operate and maintain the Shared Assets, the principal of and interest and premium, if any, on, and all other costs of, its indebtedness and all other costs of its capital.

               (b) Employee Cost Reimbursement. CRC shall reimburse CSXT and NSR for the wages, pro rata portion of fringe benefits, other direct employment costs (including additives) and other actual employee-related costs of any CSXT or NSR employee, respectively, who provides Temporary Services.

               (c)    Capital Expenditure Budget.

                      (i) The General Manager shall prepare and submit to each member of the CRC Board at least 30 days prior to the beginning of each CRC fiscal year, a Capital Expenditure Budget for such fiscal year, specifying for such year the schedule of Program Maintenance and Shared Asset capital improvements to be performed and constructed for the benefit of both Operators during such fiscal year and the months therein during which such expenditures are proposed to be made, for approval, or modification and approval, by the CRC Board.

                      (ii) The General Manager shall not permit any capital expenditure to be made by CRC, CSXT or NSR except in accordance with the Capital Expenditure Budget in effect from time to time, Severable Improvements exclusively funded by an Operator and emergency capital expenditures made (A) to preserve, or to mitigate a serious diminution in, the value and usefulness of a Shared Asset to CRC, CSXT and NSR, or
        (B) to prevent or mitigate a serious disruption in the operation and use of the Shared Assets by or for CRC, CSXT or NSR.

                      (iii) Any Capital Expenditure Budget may be amended in writing at any time by the CRC Board.

               (d)    Operating Budget.

                      (i) The General Manager shall prepare and submit to each member of the CRC Board at least 30 days prior to the beginning of each fiscal year of CRC, an Operating Budget for such fiscal year showing the budget amounts of revenues and expenses for each month during such fiscal year, for approval, or modification and approval, by the CRC Board.

                      (ii) The General Manager shall use all reasonable efforts to prevent CRC expenses with respect to Shared Assets for a period from exceeding the amounts shown on the Operating Budget for such period.

                      (iii) The General Manager shall give prompt written notice to each member of the CRC Board of any actual or, in the judgment of the General Manager, probable, material change in the revenues, expenses or working capital requirements shown on the Operating Budget for any period.

                      (iv) Any Operating Budget may be amended in writing at any time by the CRC Board.

               Section 9     Cost Sharing.

               (a) Accounting Plan. The parties shall develop and implement a written plan of accounting containing a detailed description, by category of cost and location, of the costs associated with the management and operation of the Shared Assets Area and the method by which such costs shall be fairly and properly apportioned among the parties. Such plan of accounting may include separate accounting and sharing of costs for particular Zones, and shall conform to the following general principles:

                      (i) Forty two percent (42%) of Interest Rental shall be apportioned to CSXT and fifty eight percent (58%) of Interest Rental shall be apportioned to NSR;

                      (ii) Locomotive ownership, lease, fueling, light repair and servicing costs incurred by CRC within the Shared Assets Area or each Zone (except costs incurred by CRC and charged directly to an Operator pursuant to Section 4(c)) shall be apportioned between the Operators on the basis of the CRC Train Usage Percentages;

                      (iii) Crew compensation and other crew costs incurred by CRC within the Shared Assets Area or each Zone with respect to CRC Trains shall be apportioned between the Operators on the basis of the CRC Train Usage Percentages;

                      (iv) General and administrative, supervisory and overhead expenses incurred by CRC within the Shared Assets Area or for functions related to the Shared Assets Area shall be apportioned between the Operators on the basis of the CRC Train Usage Percentages;

                      (v)    Dispatching  and train  control  costs  (including,
        without limitation, labor, equipment, materials and maintenance expenses) incurred by CRC with respect to the Shared Assets Area shall be apportioned between the Operators on the basis of the CRC Train Usage Percentages;

                      (vi) Police and other costs incurred by CRC with respect to security within the Shared Assets Area shall be apportioned between the Operators on the basis of the CRC Train Usage Percentages;

                      (vii) Damage paid by CRC pursuant to Section 11(c) shall be apportioned between the Operators in accordance with Section 11(b);

                      (viii) All other costs incurred by CRC with respect to the Shared Assets Area or each Zone (except Taxes and insurance) shall be apportioned between the Operators on the basis of the Total Train Usage Percentages;

                      (ix) Taxes (other than Excluded Taxes) incurred by CRC with respect to the Shared Assets Area or each Zone shall be apportioned between the Operators on the basis of the Operator's Expense Percentages for the period to which such Taxes relate; and

                      (x) Insurance costs incurred by CRC with respect to Shared Assets within the Shared Assets Area or each Zone shall be apportioned between the Operators on the basis of the Operator's Expense Percentages for the period to which such insurance costs relate;

If the parties are unable to agree on the terms and provisions of the Accounting Plan, such disagreement may be submitted by either Operator for resolution by binding arbitration pursuant to Section 13.

               (b) Usage Statement. CRC shall deliver to each Operator prior to the last day of each calendar month, a written statement showing for the prior Billing Month:

                      (i) the total number of loaded and empty Railcars in the account of each Operator in CRC Trains which performed Switching and Yard Services or operated directly between customer facilities in each Zone;

                      (ii)   the total number of loaded and empty Railcars moved
        by or for such Operator in Operator Trains which operated overhead or directly to Jointly-Operated Facilities, Operators' Facilities or customer facilities in each Zone;

                      (iii) the calculation of the CRC Train Usage Percentage and the Total Train Usage Percentage for each Operator for each Zone,

and (A) all Railcars in a train shall be deemed to be on Shared Assets when the first or last Railcar of such train is on Shared Assets and (B) each time that a Railcar is removed from or added to a train in the Shared Assets Area shall constitute a separate movement of such Railcar.

               (c) Expense Statement. Concurrently with the delivery of each Usage Statement to the Operators, CRC shall deliver to the Operators a statement showing (i) the expenses incurred by CRC to own, operate and maintain the Shared Assets during the Billing Month, (ii) the revenues, if any, derived by CRC from the ownership and operation of the Shared Assets during such Billing Month, and
(iii) the Reimbursable Expenses for such Billing Month, in each case computed in accordance with GAAP and the USOA, as modified by the Accounting Plan.

               (d) Capital Expenditure Statement. Concurrently with the delivery of each Usage Statement to the Operators, CRC shall deliver to the Operators a statement showing the estimated Budgeted Capital Expenditures for the calendar month immediately succeeding the calendar month in which such statement is delivered.

               (e) Bills. Concurrently with the delivery to the Operators of a Usage Statement for a Billing Month, CRC shall deliver to each Operator a bill (a "Bill") showing for such Billing Month:

                      (i) one hundred and two percent (102%) of the amount of each Reimbursable Expense apportioned to such Operator for such Billing Month under the Accounting Plan;

                      (ii) one-twelfth of fifty percent (50%) of the annual amount of Budgeted Capital Expenditures approved by the CRC Board; and

                      (iii) one-twelfth of the Interest Rental apportioned to such Operator.

               (f) Payment. Each Operator shall pay to CRC the amount shown on each Bill as being payable by such Operator, on or before the 30th day after the date of such Bill regardless of whether or not such Operator disputes the accuracy of any amount or calculation shown on such Bill.

               (g)    Disputed Bills.

                      (i) Any dispute by an Operator of the accuracy of any amount or calculation shown on any Bill shall be described and specified in reasonable detail in a Dispute Letter from such Operator to CRC and the other Operator within two years after the date of such Bill.

                      (ii) Any amounts or calculations shown on any Bill which are not disputed in accordance with Section 9(g)(i) shall conclusively be deemed to be accurate and shall be binding on each Operator and CRC.

                      (iii) CRC and both Operators shall promptly endeavor to resolve the disputes described in each Dispute Letter, and if they fail to agree to a resolution of such disputes within 60 days of the delivery of such Dispute Letter to CRC, then the firm of independent public accountants which has been engaged as auditors for CRC shall be engaged to resolve such disputes in accordance with GAAP and the USOA, as modified by the Accounting Plan, and the written resolution of such disputes signed by such accounting firm shall be binding on each Operator and CRC.

                      (iv) Any adjustments to Bills which result from the resolution of Dispute Letter disputes shall be reflected as charges or credits on the first Bills delivered by CRC to the Operators after such disputes have been resolved.

                      (v) The fees in connection with the resolution of any Dispute Letter disputes of the accounting firm which has been engaged as auditor for CRC shall be paid fifty percent (50%) by CSXT and fifty percent (50%) by NSR.

               Section 10 Access. CRC shall give to each Operator during normal CRC Administrative Office business hours, access to inspect and make copies of any and all books of record and accounts relating to this Agreement, all of which shall be maintained by CRC at the CRC Administrative Office.

               Section 11 Liability. Except as otherwise provided in Section 3(l) (Freight Claims), Section 11(f) (Specified Level Damages) and Section 11(g) (Substance Abuse Exceptions), the responsibility between and among CRC, CSXT and NSR for all Damage arising out of, incidental to or occurring in connection with this Agreement shall be apportioned without consideration of fault or negligence of any kind or degree in accordance with the remaining provisions of this
Section 11. The provisions of this Section 11 are intended to inure only to the benefit of the parties hereto and their corporate successors and affiliates, and not to create any benefits for any third parties.

               (a) Operators' Sole Responsibility. Except as otherwise provided in Section 11(f) (Specified Level Damages) and Section 11(g) (Substance Abuse Exceptions), each Operator shall assume and bear all responsibility for Damage to its own trains, locomotives and equipment, to Railcars and lading in its possession or being handled for its account and for the death of or injury to its own employees.

               (b)    Operators' Joint Responsibility.

                      (i)    Train  Usage.  Except as otherwise  provided in (1)
        Section 11(b)(ii) (First Year), (2) Section 11(a) (Operators' Sole Responsibility), (3) Section 11(c)(i) (CRC Damages Generally), (4)
        Section 11(c)(ii)(B) (No Reallocation for Insurance), (5) Section 11(f) (Specified Level Damages), and (6) Section 11(g) (Substance Abuse Exceptions), and subject to Section 11(c)(ii)(A) (Net of Insurance), all Damage shall be apportioned between the Operators in proportion to their respective Total Train Usage Percentages in the Zone in which the incident giving rise to such Damage occurred for the 12 calendar month period immediately preceding the incident giving rise to such Damage.

                      (ii) First Year. If an incident giving rise to Damage for which the Operators are jointly responsible under Section 11(b)(i) (Train Usage) occurs before June 1, 2000, responsibility for such Damage shall be borne equally by the Operators, with each being liable for one-half (1/2) of the damages.

               (c)    CRC Responsibility - Allocation and Insurance.

                      (i) CRC Damages Generally. Except as otherwise provided in this Section 11(c), all Damages incurred by CRC, including, without limitation, those Damages apportioned to CRC under Section 11(f) (Specified Level Damages) shall be CRC expenses, allocated as provided in Section 11(b) (Operators' Joint Responsibility), and included in Expense Statements charged to the Operators.

                      (ii)   (A)    Net of Insurance.

                                    (1)  Notwithstanding  any other provision in
                      this Agreement (but subject to Section 11(c)(ii)(B) (No Reallocation for Insurance)), all Damages (including without limitation, loss or destruction of, or damage to, CRC's own property) charged to the Operators, under the Expense Statements or otherwise, shall be net of any CRC insurance. It is the intent of the parties (a) for CRC to look first to any insurance proceeds available to it before attempting to recover any such Damages from the Operators and (b) for the Operators' obligation to make direct payment to CRC not to include any obligation to make direct payment for any Damages covered by insurance procured by or on behalf of CRC.

                                    (2)  If and to  the  extent  that  CRC is an
                      insured under, or otherwise provided coverage under, an insurance policy or policies each of which provides coverage for both CRC and one Operator but not the other Operator, and regardless of whether two or more of these policies shall be in existence or have different deductible-retention amounts and/or limits of recovery, then the amount of insurance proceeds deemed "available" under Section 11(c)(ii)(A)(1) to which CRC shall look before either Operator shall have any obligation for direct payment shall, as to each Operator, be the maximum available limit of the insurance providing coverage for both that Operator and CRC.

                             (B) No Reallocation for Insurance. When part of the
               apportioned Damage will be satisfied from insurance coverage under this Section 11(c), and part paid directly by the Operator, the insured portion of the Damage shall be apportioned among or between CRC and the Operators (and consequently between or among their insurers) in the same manner and amounts as it would have been apportioned if the loss were not net of insurance. If any such allocation results in one party hereto suffering a greater uninsured loss than the other(s) because of differing deductibles or self-retentions, that difference in coverage shall not be a basis for any reapportionment or reallocation of Damage.

               (d) Process. Each Operator shall be responsible for the payment, handling, administration and disposition of all Damage for which it bears exclusive responsibility under Section 11(a) (Operators' Sole Responsibility), and both Operators shall have joint responsibility for the payment, handling, administration and disposition of all Damage for which they are jointly responsible under Section 11(b) (Operators' Joint Responsibility) and Section 11(c) (CRC Responsibility - Allocation and Insurance). In assigning joint responsibility to both Operators, it is not the intent of this Agreement that the Operators will actually act jointly, but rather that the Operators will agree between themselves on the most practical and efficient arrangements for handling, administering, and disposing of Damage for which they bear joint responsibility, with the objective of eliminating unnecessary duplication of effort and minimizing overall costs.

               (e) Indemnification. Each party to this Agreement covenants and agrees to (i) fully indemnify and save harmless the other parties to this Agreement from and against any payments which are the responsibility of such party under this Agreement, and all expenses, including attorneys' fees and expenses and other expenses of any court or regulatory proceeding, incurred by such other parties in defending any claim that they are liable for such payments, and (ii) defend such other parties against such claims with counsel selected by such party and reasonably acceptable to such other parties.

               (f)    Specified Level Damages.

                      (i) Damages Amount. Section 11(a) (Operators' Sole Responsibility) and Section 11(b) (Operators' Joint Responsibility) shall apply directly only when the total amount of all Damages resulting from a single incident is $25 million or less. Responsibility for Damages resulting from a single incident for which Damages exceed $25 million shall be allocated as stated in this Section 11(f)(i).

                             (A.1) Tier One  Damages  Defined.  In this  Section
               11(f), "Tier One Damages" for any incident occurring during and between June 1, 1999 and May 31, 2000 shall, except as otherwise provided in Section 11(g) (Substance Abuse Exceptions), include the greater of:

                                    (1)     $25 million of Damages; or

                                    (2) the lowest amount of Damages which, when
                      allocated among all parties, results in an allocation to either Operator of Damages in an amount equal to all insurance benefits available to that Operator (called the

                      "Lesser Insured Operator") which has the lesser (as between the Operators) amount of insurance benefits available to it, including, without limitation, insurance to which CRC looks under Section 11(c) (CRC Responsibility
                      - Allocation and Insurance). In determining insurance benefits available to the Lesser Insured Operator, both property and liability insurance shall be considered but
                      (I) only to the extent benefits are actually available in connection with that incident and (II) they shall be calculated separately (i.e., property insurance benefits shall not be considered in any determination of available liability insurance benefits and vice versa).

               In this Section 11(f), "Tier One Damages" for any incident occurring on or after June 1, 2000 shall, except as otherwise provided in Section 11(g) (Substance Abuse Exceptions), include only the first $25 million of Damages incurred by the parties, unless otherwise agreed by the parties.

                             (A.2)  Allocation  of   Tier One Damages.  Tier One
               Damages shall be allocated among the parties as follows:

                                    (1) Any Damage for which each Operator would
                      otherwise be solely responsible under Section 11(a) (Operators' Sole Responsibility) shall be allocated as provided in Section 11(a);

                                    (2) Any and all CRC Damages other than those
                      specified in preceding Section 11(f)(i)(A.2)(1) (including, without limitation, Damage to its trains, locomotives and equipment, whether owned or leased, to Railcars and lading in its possession or being handled for its account, and to the property of any others, as well as any Damage arising from or in connection with the death of or injury to any persons, including, without limitation, its own employees) shall be allocated and paid as provided in Section 11(c) (CRC Responsibility - Allocation and Insurance); and

                                    (3) Any  and  all  other  Damages  shall  be
                      allocated as provided in Section 11(b) (Operators' Joint Responsibility).

                             (B.1) Tier Two  Damages  Defined.  In this  Section
               11(f), "Tier Two Damages" shall include (1) those Damages allocated to Tier Two under Section 11(g) (Substance Abuse Exceptions) and (2) all of those Damages in excess of the aggregate Tier One Damages calculated under Section 11(f)(i)(A.1).

                             (B.2)  Allocation  of Tier  Two  Damages.  Tier Two
               Damages shall be allocated between or among the parties hereto in proportion to their respective fault or negligence in causing the Damage.

                      (ii) Dispute Resolution. Any dispute between or among the parties hereto in determining their respective fault or negligence in causing the Damage or otherwise relating to their respective responsibilities for Damage arising out of, incidental to or occurring in connection with any incident shall be submitted for resolution by binding arbitration pursuant to Section 13 (Arbitration).

                      (iii) Amendment of Certain Amounts. The $25 million amount referred to in this Section 11(f) may be adjusted every five years following the date of this Agreement with the prior approval of all parties, which approval may be given or refused in the sole discretion of each party.

               (g) Substance Abuse Exceptions. Each Operator shall assume and bear all responsibility for Damage to the extent caused by acts or omissions of any of its employees while under the influence of drugs or alcohol, and Sections 11(b) (Operators' Joint Responsibility) and Section 11(f) (Specified Level Damages) shall not apply to any such Damage. If, but for the operation of this
Section 11(g), all or any Damages from an incident would otherwise have been Tier One Damages under Section 11(f) (Specified Level Damages), the portion of the Damages caused by acts or omissions of any the employee(s) while under the influence of drugs or alcohol shall be Tier Two Damages, and allocated under
Section 11(f)(i)(B.2) (Allocation of Tier Two Damages), and the remaining portion of the Damages from that incident shall be included in, and allocated under, Tier One or Tier Two under the otherwise applicable provisions for
Section 11(f)(i).

               (h)  Transaction  Agreement.   Section  2.8  of  the  Transaction
Agreement  shall control any conflict  between  Sections  11(b) and (c) and said
Section 2.8.

               (i)  Damages.   As  used  in  this  Section  11  only,  the  term
"Damage(s)" shall exclude:

                      (i)    Operator   Consequential  Damages (which are always
        borne by the Operator which sustained them); and

                      (ii) any claim by any party, in its own right, against any other party for exemplary or punitive damages, but not for allocation under this Section 11 of exemplary or punitive damages claimed against that party by a third person not a party hereto.

With regard to exemplary and punitive Damages the parties acknowledge and agree that, with regard to the subject of this Agreement, the intent and agreement of the parties is that no party shall bring or recover any claim for exemplary or punitive damages, in its own right, against any other party, but that any party will allocate, in accordance with this Section 11, exemplary or punitive Damages from any claim against it by a third person not a party hereto.

               Section 12 No Partnership. Nothing in this Agreement shall be construed to establish a partnership or joint venture between or among CRC, CSXT or NSR or any of their affiliates or associates.

               Section 13 Arbitration. Any dispute, controversy or claim (or any failure by the parties to agree on a matter as to which this Agreement expressly or implicitly contemplates subsequent agreement by the parties, except for matters left to the sole discretion of a party) arising out of or relating to this Agreement, or the breach, termination or validity hereof, shall be finally settled through binding arbitration by a sole, disinterested arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall be jointly selected by the parties but, if the parties do not agree on an arbitrator within 30 days after demand for arbitration is made by a party, they shall request that the arbitrator be designated by the American Arbitration Association. The award of the arbitrator shall be final, binding and conclusive upon the parties. Each party to the arbitration shall pay the compensation, costs, fees and expenses of its own witnesses, experts and counsel. The compensation and any costs and expenses of the arbitrator shall be borne equally by the parties. The arbitrator shall have the power to require the performance of acts found to be required by this Agreement, and to require the cessation or nonperformance of acts found to be prohibited by this Agreement. The arbitrator shall not have the power to award consequential or punitive damages. Judgment upon the award rendered may be entered in any court having jurisdiction thereof, which court may award appropriate relief at law or in equity. All proceedings relating to any such arbitration, and all testimony, written submissions and award, of the arbitrator therein, shall be private and confidential as among the parties, and shall not be disclosed to any other Person, except as required by law and except as reasonably necessary to prosecute or defend any judicial action to enforce, vacate or modify such arbitration award.

               Section 14 Term. This Agreement shall become effective as of the date first above written and shall remain in effect until the twenty-fifth
(25th) anniversary of such date, subject to the right of CSXT and NSR to agree prior to the twenty-third (23rd) anniversary of such date to extend this Agreement for a renewal period of five (5) years; and if so extended, to agree prior to the twenty-eighth (28th) anniversary of such date to further extend this Agreement for an additional renewal period of five (5) years (each such period, a "Renewal Term").

               Section 15 Force Majeure. The obligations, other than payment obligations, of the parties to this Agreement shall be subject to force majeure (which shall include strikes, riots, floods, accidents, Acts of God, and other causes or circumstances beyond the control of the party claiming such force majeure as an excuse for non-performance), but only as long as, and to the extent that, such force majeure shall prevent performance of such obligations.

               Section 16. Entire Agreement. This Agreement and the Transaction Agreement, including the other Ancillary Agreements (as defined in the Transaction Agreement) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except the letter agreement dated April 8, 1997 between CSX and NSC to the extent such April 8, 1997 letter agreement covers matters not addressed or amended hereby or in the Transaction Agreement or the Ancillary Agreements (as defined in the Transaction Agreement); provided that it is the intent of the parties that this Agreement shall be an effectuation of such April 8, 1997 letter agreement consistent with its terms, and that the provisions of this Agreement shall be interpreted to give effect to such April 8, 1997 letter agreement; and provided further that, in the event of any inconsistency between the terms of this Agreement and such April 8, 1997 letter agreement, this Agreement shall prevail.

               Section 17 Amendment and Waiver. Any amendment to this Agreement must be in writing and executed and delivered by CRC, CSXT and NSR, subject to any jurisdiction of the STB. Any waiver of any term or provision of this Agreement must be in writing and executed and delivered by the party entitled to enforcement of such term or provision.

               Section 18 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, such provision is intended to be ineffective only to the most limited extent possible in such context and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

               Section 19    Remedies.

               (a) Entitlement to Certain Remedies. Each party acknowledges and agrees that the other parties would be irreparably damaged in the event any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of such provisions and to specifically enforce such provisions, in addition to any other remedy to which such party may be entitled, at law or in equity.

               (b) Preclusion of Certain Remedies. In no event shall any party be liable to the other parties for any consequential, indirect, incidental, punitive or other similar damages including, but not limited to, lost profits for any breach or default, or any act or omission arising out of or in any way relating to this Agreement, under any form or theory of action whatsoever, whether in contract, tort or otherwise. The foregoing is not intended to alter or limit the allocation of responsibility for Damage as provided in Section 11.

               Section 20 Interpretation. This Agreement was drafted jointly by CSXT and NSR, each of which was advised by its own counsel and other advisors concerning all of the terms and provisions hereof; accordingly, any ambiguity herein should not be construed in favor of or against any of them.

               Section 21. Headings. Headings of Sections and paragraphs in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any term or provision of this Agreement.

               Section 22 Parties. This Agreement shall inure to the benefit of and be binding upon CRC, CSXT and NSR and any successor of any of them by operation of law, and any assignee agreed to by them in accordance with Section 23, and nothing in this Agreement is intended or shall be construed to give any other Person any legal or equitable right, remedy or claim under or with respect to this Agreement or any term or provision hereof.

               Section 23.  Assignment.

               (a) Limitation. Except as provided in Section 23(b), neither this Agreement (including the documents and instruments referred to herein) nor any of the rights, interests or obligations hereunder, shall be assigned by any party, including by operation of law, without the prior written consent of the other parties (except to a controlled subsidiary), which consent may be given or refused in the sole discretion of each party.

               (b) Successor. Any party without the consent of the other parties may assign all of its rights and obligations under this Agreement only to any successor in the event of a merger, consolidation, sale of all or substantially all its assets (but only if such sale includes all routes and lines owned by such party to access the Shared Assets), if such assignee executes and delivers to the other parties hereto an agreement reasonably satisfactory in form and substance to such other party under which such assignee, which is reasonably satisfactory to the other party, assumes and agrees to perform and discharge all the obligations and liabilities of the assigning party; provided that any such assignment shall not relieve the assigning party from the performance and discharge of such obligations and liabilities.

               Section 24. Notices. Any notice given by CRC, CSXT or NSR to the others under this Agreement shall be deemed delivered on the date sent by registered mail, or by such other means as they may agree, and shall be addressed to them as follows:

               (A) If to CSXT:

                      Executive Vice President and Chief Operating Officer CSX Transportation, Inc.
                      500 Water Street, J120
                      Jacksonville, Florida  32202

               (B) If to NSR:

                      Senior Vice President Operations
                      Norfolk Southern Railway Company
                      Three Commercial Place
                      Norfolk, Virginia  23510-2191

               (C) If to CRC:

                      President and Chief Executive Officer
                      Consolidated Rail Corporation
                      2001 Market Street
                      Two Commerce Square
                      Philadelphia, Pennsylvania  19101

and each of them may from time to time change its address in this Section 24 by written notice delivered to the others.

               Section 25.  Governing Law.  This Agreement  shall be governed by
and    construed  in   accordance with the laws of the Commonwealth of Virginia,
without regard to principles of conflicts of laws.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officials as of the day first above written.


                                    CSX TRANSPORTATION, INC.



                                    By:  /s/PETER J. SHUDTZ
                                         ------------------
                                         Peter J. Shudtz

                                    Title:  Vice President - Law and General
                                            Counsel - CSX Corporation,
                                            authorized agent for CSX
                                            Transportation, Inc.


                                    NORFOLK SOUTHERN RAILWAY COMPANY



                                    By:  /s/J. L. MANETTA
                                         ----------------
                                         J. L. Manetta

                                    Title:  Senior Vice President Operations



                                    CONSOLIDATED RAIL CORPORATION



                                    By:  /s/TIMOTHY O'TOOLE
                                         ------------------
                                         Timothy O'Toole

                                    Title:  President

                                                                       EXHIBIT A


                               OPERATING PROTOCOLS


                          Consolidated Rail Corporation
                               Shared Assets Area
                          Terminal Capacity Guidelines


Yard Operations

o Cars loaded or empty moving outbound to either parent* company, which have been made up for train departure at either a serving merchandise yard, Automotive Terminal or jointly used Intermodal Facility will be considered available at the published departure time for scheduled trains and the later of 4 hours after notice to the parent or actual available time (set time) for non-scheduled or extra trains. Cars remaining available for departure in excess of ten (10) hours will be subject to a charge of $141.00 per car. Thereafter, for every eight (8) hours that the same cars continue to remain on track, along with all other cars of the same block codes within the originating dispatch yard, will be subject to an additional charge of $141.00 per car.

o Cars loaded or empty assembled for outbound train dispatch to either parent company will be considered available at published departure time for such scheduled trains. The Shared Assets Areas management will provide four (4) hours advance notice prior to set time on non-scheduled or extra trains before they will be considered available for departure.

o Management of Shared Assets Areas may refuse an inbound train of the same category when a specific destination terminal has been holding more than one
    (1) intermodal, automotive, manifest or unit train of a parent for power and/or crew beyond ten (10) hours of scheduled departure or availability and conditions within the involved destination terminal preclude the effective handling of the offered inbound trains.

o Acts of God, Mainline blockages, labor strikes or other causes to a cessation of consistent service beyond the control of a parent company will be considered by the management of the Shared Assets Areas as to the legitimacy of any assessment.

o       Opportunities for the Shared Assets Areas management to consolidate

---------------------
*The term "parent" means CSXT and/or Norfolk Southern Railway Co. ("NSR") and is not intended to describe the legal relationship between the parties.

     trains for the benefit of a specific Shared Assets Area operation and the involved parent, as mutually agreed by the parties, will not result in charges on cars designated for the annulled train resulting from said consolidation.

o An inventory of hold cars awaiting disposition within any given Shared Assets Area territory should not exceed thirty (30) cars per day for either CSXT or NSR individually. The Shared Assets Areas management may elect to limit receipt of inbound car flow from the delinquent parent for the affected Shared Assets Areas territory, in accordance with the guidelines for holding trains. Any loaded or empty car including those in unit train consists carrying a "No Bill" status more than twenty-four (24) hours will be assessed $10.00 per hour in excess thereof.

o Trains inbound to the Shared Assets Area territory must have proper car and train documents. If this information is lacking, the Shared Area managers, at their discretion, may hold trains outside the boundaries of the Shared Assets Area until proper documentation is received.

o Regardless of company of employment, any qualified crew in the Shared Area may operate any locomotive, regardless of ownership, in that area for the purposes of positioning/hostling or movement of light power between yards.

Held Trains

o In recognition of terminal fluidity and capacity utilization, the Shared Assets Areas management can require, in coordination with a parent's command center, an inbound train to be held outside the boundaries of a Shared Assets Area.

    -     Such  notification  must be given with enough notice for the parent to
          chamber  the  train  at  a  location  that  minimizes   disruption  to
          operations.

    - Decisions by the Director of Train Operations of Shared Assets Areas management are final in this regard. Neither parent may compel the Shared Assets Areas management to accept trains.

    - Similarly, the decision to hold out a train other than temporary holds is recognized as a serious action, which will be done only after all other alternatives are exhausted. Data on these actions will be maintained by Shared Assets Areas management and will be regularly available for briefing to the Conrail's Board of Directors at its pleasure.

Storage

o Neither parent company may store or pre-position cars on Shared Assets Area's tracks, including yard and industrial tracks to which they have access. Empty cars routed to the Shared Assets Areas must have a customer destination assigned, and must be loaded without beginning to accrue charges as described in Conrail's Demurrage Tariff in effect on May 1, 1999. When it is determined that cars cannot be delivered to the customer within 60 hours of arrival, a call will be made to the parent's operations center. After such a call is made, except in extraordinary cases, these cars will then be placed on the parent's first available outbound train.

o CSXT and NS will independently establish such demurrage and car storage arrangements with customers as each deems proper. Should customers keep or store cars on SAA tracks beyond the time at which charges would begin to accrue as called for in Conrail's Demurrage Tariff in effect on May 1, 1999, then the parent road will be assessed $100 per car per day to cover the operational cost of congestion and inefficient use of Shared Assets Areas facilities.

o CSXT and NSR recognize that certain customers are currently provided car storage within the Shared Asset Areas, and that this storage may be essential to the functioning of the business of these customers. CSXT, NSR and Shared Assets will review current pools and by consent of all three parties approve their makeup and location based on operating efficiencies. Thereafter pools will be regularly reviewed for the provision of such storage to avoid congestion. Any request for additional car storage for any Shared Assets Area customers must be approved by the Parents, who will consider the availability of additional space with a view toward assuring that operations in the Shared Assets Area remain fluid and will not be affected by providing such car storage.

Interchange

o CSXT and NSR will not interchange cars to each other within the Shared Assets Areas locations unless specifically provided through separate agreements. No open interchanges have been established except at industries.

Blocking

o To ensure the equal and fair use of the Shared Assets Area capacity by its parent companies, the following car classification requirements will govern:

    - Each parent company will be required to block inbound trains for the Shared Assets Areas. Each parent will make the number of blocks called for in the split-date Operating Plan. Failure to comply with inbound blocking requirements and execute appropriate setoffs (unless otherwise directed by Shared Assets management) within the Shared Assets Area will result in an assessment of $50.00 per loaded or empty car.

    - Management of the Shared Assets Areas will be required to block outbound trains. Parent companies will receive the number of blocks at each Shared Assets Area terminal that is called for in the split-date Operating Plan.

    - Changes to the number of blocks made by or delivered to a Shared Asset terminal may be made only by mutual consent of all three parties.

    - Parent companies, except by joint agreement, may not compel the Shared Assets Areas management to make a greater number of blocks at any terminal, beyond the number of called for in the split-date Operating Plan.

    -   Each   parent may  change  the  definition of   its own  specific blocks
        originating at a Shared Assets Area terminal.

Hours of Service and Recrews

o Train crews on parent trains approaching a Shared Assets Area must have sufficient time to terminate in or exit the Shared Assets Areas before hours-of-service laws require them to rest. Sufficient time is considered the trains scheduled elapsed time to terminate in or pass through the Shared Assets Area. The Shared Assets Areas management may grant an exception if the train can make it to its destination without undue disruption.

o Shared Assets Areas shall have the option to provide T&E relief service for any road train on the hours-of-service law, regardless of parent company.

    - Such relief will be provided after coordination with the appropriate parent's operations center indicating the involved parent will provide no relief crew.

    - Recrews will be at the sole cost and expense of the parent whose train is recrewed at full cost plus a $500 surcharge.

    - If specific trains frequently require recrews, Shared Assets Areas management may request the parent to change its schedule or slotting of subject train with the right to repeatedly hold that train for a recrew outside the Shared Assets Areas as set forth under the "held trains" provision until such appropriate adjustments are made to the non-conforming schedule.

    - Data on trains recrewed will be maintained by Shared Assets Areas management and will be regularly available for briefing to Conrail's Board of Directors at its pleasure.

Charges

o The charges paid by either owner under these protocols will be made to a Conrail "passive income" account, which will be administered by Conrail.

Changes

o These terminal capacity guidelines will be reviewed at the request of any of the three parties (CSXT, NSR, and/or CSAO). Proposed changes are subject to the arbitration provisions of the Shared Asset Area Operating Agreements in the event CSXT and NSR cannot agree.